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                                                                SUB-ITEM 77D(g)

                           POLICIES WITH RESPECT TO
                             SECURITY INVESTMENTS

          AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

On March 28, 2012, the Board of Trustees of AIM Counselor Series Trust (Invesco Counselor Series Trust), on behalf of Invesco Van Kampen Pennsylvania Tax Free Income Fund (the "Fund"), approved removing the word "primarily" from the investment objective and principal investment strategy due to the decreased supply of medium- and lower-grade municipal securities available for investment.